EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-134774) of Syntax-Brillian Corporation of (i) our report dated July 12, 2006, relating to the consolidated balance sheets of Vivitar Corporation and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss and cash flows for the years then ended and (ii) our report dated March 22, 2006 relating to the consolidated balance sheets of Vivitar Corporation and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholder’s deficit and comprehensive loss and cash flows for the years then ended, which reports are included in Amendment No. 2 to Current Report on Form 8-K/A of Syntax-Brillian Corporation filed on April 2, 2007.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Moss Adams LLP
Los Angeles, California
April 2, 2007